EXHIBIT 10.2

Execution Version

SCHAWK, INC.

AMENDED AND RESTATED NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

$20,000,000 9.17% SERIES E SENIOR NOTES DUE JANUARY 28, 2012
$25,000,000 4.38% SERIES F SENIOR NOTES DUE JANUARY 27, 2019

and

$50,000,000

PRIVATE SHELF FACILITY

Dated as of January 27, 2012

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TABLE OF CONTENTS
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Note:  Except for its status as a contractual document that establishes and governs the legal relations among the parties to this agreement, this agreement is not intended to be a source of factual, business or operational information about the parties.  The representations, warranties and covenants contained in this agreements were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures exchanged between the parties in connection with the transactions contemplated by such agreement.  Accordingly, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties.

SCHAWK, INC.
1695 RIVER ROAD
DES PLAINES, ILLINOIS 60018

                   Dated as of January 27, 2012

Prudential Investment Management, Inc. (“Prudential”)

Each of the Purchasers named in
   the Purchaser Schedule attached
   hereto as holders of Series E Notes
   (the “Existing Holders”)

Each of the Purchasers named in
   the Purchaser Schedule attached
   hereto as purchasers of Series F Notes
   (the “Series F Purchasers” and, together
   with the Existing Holders, the “Initial Purchasers”)

Each other Prudential Affiliate (as hereinafter
   defined) which becomes bound by certain
   provisions of this Agreement as hereinafter
   provided

c/o Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois  60601

Ladies and Gentlemen:

SCHAWK, INC., a Delaware corporation (the “Company”), agrees with you as follows.

INTRODUCTION

The Company and the Existing Holders are parties to the Note Purchase and Private Shelf Agreement, dated as of January 28, 2005 (as heretofore amended the “Existing Agreement”).  Under the Existing Agreement the Company issued and sold, and the Existing Holders purchased, a Series of its senior promissory notes (the “Series E Notes”) in the original aggregate principal amount of $20,000,000, $17,205,550.52 of which is now outstanding, dated the date of issue thereof, maturing January 28, 2012, bearing interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 9.17% per annum (provided that, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series E Notes the outstanding principal balance of the Series E Notes shall bear interest from and after the date of such Event of Default and until such Event of Default ceases to be in existence at the rate per annum from time to time equal to the Default Rate) and on overdue payments at the rate per annum from time to time equal to the Default Rate, and substantially in the form of Exhibit A-1 attached hereto.  The terms “Series E Note” and “Series E Notes” as used herein shall include each Series E Note delivered pursuant to any provision of the Existing Agreement or this Agreement and each Series E Note delivered in substitution or exchange for any other Series E Note pursuant to any such provision.

The Company, the Existing Holders and the Series F Purchasers desire to enter into this Agreement so as to, among other things (i) provide for the purchase and sale of the Series F Notes and (ii) to amend and restate the Existing Agreement to read as set forth herein and for the Series E Notes and the Series F Notes to be outstanding under and subject to the terms of this Agreement.  Effective upon the execution and delivery hereof by the Company, the Existing Holders and the Series F Purchasers and the satisfaction of the conditions set forth in Section 4 hereof, the Company, the Existing Holders and the Series F Purchasers agree that (a) the Existing Agreement shall be amended and restated in its entirety to read as set forth in this Agreement, and (b) each of the Series E Notes shall be deemed to be outstanding under this Agreement and be entitled to the benefits hereof.

Accordingly, effective upon the satisfaction of the conditions set forth in Section 4 hereof on the Series F Closing Date, the parties hereto agree that the Existing Agreement is amended and restated in its entirety to read as follows:

SECTION 1.   AUTHORIZATION OF NOTES.

Section 1.1.     Authorization of Issue of Series F Notes.  The Company will authorize the issue of its senior promissory notes (the “Series F Notes”) in the aggregate principal amount of $25,000,000, to be dated the date of issue thereof, to mature January 27, 2019, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 4.38% per annum (provided that, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series F Notes the outstanding principal balance of the Series F Notes shall bear interest from and after the date of such Event of Default and until such Event of Default ceases to be in existence at the rate per annum from time to time equal to the Default Rate) and on overdue payments at the rate per annum from time to time equal to the Default Rate, and to be substantially in the form of Exhibit A-2 attached hereto.  The terms “Series F Note” and “Series F Notes” as used herein shall include each Series F Note delivered pursuant to any provision of this Agreement and each Series F Note delivered in substitution or exchange for any other Series F Note pursuant to any such provision.

Section 1.2.    Authorization of Issue of Shelf Notes.  The Company will authorize the issue of its senior promissory notes (the “Shelf Notes”) in the aggregate principal amount of $50,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 10 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 10 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to Section 2.2(5), and to be substantially in the form of Exhibit A-3 attached hereto.  The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision.  The terms “Note” and “Notes” as used herein shall include each Series E Note, each Series F Note and each Shelf Note.  Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

SECTION 2.   SALE AND PURCHASE OF NOTES.

Section 2.1.     Purchase and Sale of Series F Notes.  The Company hereby agrees to sell to each Series F Purchaser and, subject to the terms and conditions herein set forth, each Series F Purchaser agrees to purchase from the Company the aggregate principal amount of Series F Notes set forth opposite such Series F Purchaser’s name on the Purchaser Schedule attached hereto at 100% of such aggregate principal amount.  On January 27, 2012 (herein called the “Series F Closing Date”), the Company will deliver to each Series F Purchaser at the offices of Schiff Hardin LLP, at 233 S. Wacker Drive, Suite 6600, Chicago, Illinois, one or more Series F Notes registered in such Series F Purchaser’s name (or, if specified in the Purchaser Schedule, in the name of the nominee(s) for such Series F Purchaser specified in the Purchaser Schedule), evidencing the aggregate principal amount of Series F Notes to be purchased by such Series F Purchaser and in the denomination or denominations specified with respect to such Series F Purchaser in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the account or accounts as shall be specified in a letter on the Company’s letterhead, in substantially the form of Exhibit B attached hereto, from the Company to the Series F Purchasers delivered prior to the Series F Closing Date.

Section 2.2.     Purchase and Sale of Shelf Notes.

Section 2.2(1).     Facility.  Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement.  The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”.  At any time, the aggregate principal amount of Shelf Notes stated in Section 1.2, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time.  NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF

NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

Section 2.2(2).     Issuance Period.  Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if the date of such anniversary is not a Business Day, the Business Day next preceding such anniversary), (ii) the 30th day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day), (iii) the last Closing Date after which there is no Available Facility Amount, (iv) the termination of the Facility under Section 12.1 of this Agreement, and (v) the acceleration of any Shelf Note under Section 12.1 of this Agreement.  The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

Section 2.2(3).     Request for Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”).  Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (which shall be no more than 10 years from the date of issuance), average life (which shall be no more than 10 years from the date of issuance), principal prepayment dates (if any) and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Date for such purchase and sale, (vi) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit C attached hereto.  Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

Section 2.2(4).     Rate Quotes.  Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2.2(3), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules and interest payment periods of Shelf Notes specified in such Request for Purchase.  Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate or Affiliates would be willing to purchase such Notes at 100% of the principal amount thereof.

Section 2.2(5).     Acceptance.  Within the Acceptance Window with respect to any interest rate quotes provided pursuant to Section 2.2(4), the Company may, subject to Section 2.2(6), elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates.  The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  Subject to Section 2.2(6) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate or Affiliates, and Prudential agrees to cause the purchase by a Prudential Affiliate or Affiliates of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit D attached hereto (herein called a “Confirmation of Acceptance”).  If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential or any Prudential Affiliate may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

Section 2.2(6).     Market Disruption.  Notwithstanding the provisions of Section 2.2(5), if Prudential shall have provided interest rate quotes pursuant to Section 2.2(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with Section 2.2(5) the domestic market for U.S. Treasury securities or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or other financial instruments, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.2(6) are applicable with respect to such Acceptance.

Section 2.2(7).     Facility Closings.  Not later than 11:30 A.M. (New York City local time) on the Closing Date for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, 180 North Stetson Street, Suite 5600, Chicago, Illinois 60601, Attention:  Law Department or at such other place pursuant to the directions of Prudential, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of the Accepted Notes to be purchased on the Closing Date, dated the Closing Date and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.

If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Date for such Accepted Notes as provided above in this Section 2.2(7), or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Date, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Date notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Date (the “Rescheduled Closing Date”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Date and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.2(8)(iii) or (ii) such closing is to be canceled.  In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Date, notify the Company in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

Section 2.2(8).     Fees.

Section 2.2(8)(i).      Structuring Fee.  On the Series F Closing Date, the Company will pay to Prudential pursuant to the instructions of Prudential by wire transfer of immediately available funds a fee (herein called the “Structuring Fee”) in the amount of $50,000.

Section 2.2(8)(ii).     Issuance Fee.  The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Date (other than the Series F Closing Date) in an amount equal to 0.10% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Date.

Section 2.2(8)(iii).    Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Date for such Accepted Note, the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY – MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Date or Rescheduled Closing Dates for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Date for such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent Delayed Delivery Fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.  In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Date for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 2.2(7).

Section 2.2(8)(iv).    Cancellation Fee.  If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.2(5) or the penultimate sentence of Section 2.2(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in Section 2.2(8)(iii).  The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data).  Each price shall be rounded to the second decimal place.  In no case shall the Cancellation Fee be less than zero.

Section 2.3.    Subsidiary Guaranty.  (a) The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the Subsidiary Guarantors pursuant to the Amended and Restated Subsidiary Guaranty Agreement dated as of even date herewith, which shall be substantially in the form of Exhibit E attached hereto, and otherwise in accordance with the provisions of Section 9.6 hereof (the “Subsidiary Guaranty”).

(b)           The holders of the Notes agree to discharge and release any Subsidiary Guarantor from the Subsidiary Guaranty upon the written request of the Company, provided that (i) such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guaranty) as an obligor and guarantor under and in respect of the Bank Credit Agreement and any other Debt of the Company and the Company so certifies to the holders of the Notes in a certificate of a Responsible Officer, (ii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes stating that no Default or Event of

Default exists, and (iii) if any fee or other form of consideration is given to any holder of Debt of the Company in connection with such release, the holders of the Notes shall receive the same consideration.

SECTION 3.   CLOSING.

The sale and purchase of any Notes to be purchased by each Purchaser shall occur as provided in Section 2.1 or 2.2(7), as the case may be.  If, on the Closing Date for any Notes, the Company shall fail to tender the Notes to any Purchaser as provided above in Section 2.1 or 2.2(7), as the case may be, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 4.   CONDITIONS TO CLOSING.

The amendment and restatement of the Existing Agreement on the Series F Closing Date and the obligation of each Purchaser to purchase and pay for the Notes to be sold to such Purchaser on any Closing Date is subject to the fulfillment to such Purchaser’s satisfaction, prior to or on such Closing Date, of the following conditions:

Section 4.1.     Representations and Warranties.

(a)           Representations and Warranties of the Company. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of such Closing Date, both before and immediately after giving effect to the issuance of the Notes on the closing Date and the consummation of the transactions contemplated hereby.

(b)           Representations and Warranties of the Subsidiary Guarantors. The representations and warranties of the Subsidiary Guarantors in the Subsidiary Guaranty shall be correct when made and at the time of such Closing Date.

Section 4.2.    Performance; No Default.  The Company and each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement and the Subsidiary Guaranty required to be performed or complied with by the Company and each such Subsidiary Guarantor prior to or on such Closing Date, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) and the consummation of the transactions contemplated hereby, no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since December 31, 2010 that would have been prohibited by Section 10 hereof had such Section applied since such date.

Section 4.3.    Compliance Certificates.

(a)           Officer’s Certificate of the Company. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Date, certifying that the conditions specified in Sections 4.1(a), 4.2 and 4.11 have been fulfilled.

(b)           Secretary’s Certificate of the Company. The Company shall have delivered to such Purchaser a certificate, dated such Closing Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

(c)           Officer’s Certificate of the Subsidiary Guarantors. Each Subsidiary Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Date, certifying that the conditions specified in Sections 4.1(b), 4.2 and 4.11 have been fulfilled.

(d)           Secretary’s Certificate of the Subsidiary Guarantors. Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate, dated such Closing Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty.

Section 4.4.    Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated such Closing Date (a) from Vedder Price, special counsel for the Company, covering the matters set forth in Exhibit F and covering such other matters incident to the transactions contemplated hereby as such Purchaser or such Purchaser’s counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to such Purchaser) and (b) from Armando M. Gamoba, Vice President and Corporate Counsel of Prudential or such other counsel who is acting as special counsel for Prudential in connection with this transaction, a favorable opinion satisfactory to Prudential as to such matters incident to the matters herein contemplated as it may reasonably request.

Section 4.5.    Purchase Permitted by Applicable Law, Etc.  On such Closing Date each purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which each Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject any Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by any Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.    Payment of Special Counsel Fees.  Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing Date, the reasonable fees, reasonable charges and reasonable disbursements of Schiff Hardin LLP, Purchasers’ special counsel, to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing Date.

Section 4.7.    Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

Section 4.8.    Changes in Corporate Structure.  Neither the Company nor any Subsidiary Guarantor shall have changed its jurisdiction of organization or, except as reflected in Schedule 4.9, been a party to any merger or consolidation, or shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.9.    Subsidiary Guaranty.  The Subsidiary Guaranty shall have been duly authorized, executed and delivered by each Subsidiary Guarantor, shall constitute the legal, valid and binding contract and agreement of each Subsidiary Guarantor, such Purchaser shall have received a true, correct and complete copy thereof and, with respect to each Closing Date subsequent to the Series F Closing Date, each Subsidiary Guarantor shall have executed and delivered to such Purchaser a Guaranty Ratification in the form attached to the Subsidiary Guaranty.

Section 4.10.  Payment of Fees.  The Company shall have paid to Prudential or such Purchaser in immediately available funds any fees due it pursuant to or in connection with this Agreement, including the Structuring Fee due pursuant to Section 2.2(8)(i), any Issuance Fee due pursuant to Section 2.2(8)(ii) and any Delayed Delivery Fee due pursuant to Section 2.2(8)(iii).

Section 4.11.  Material Adverse Change.  No material adverse change in the business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries, taken as a whole, since December 31, 2010 shall have occurred or be threatened, as determined by such Purchaser in its sole judgment.

Section 4.12.  Bank Credit Agreement.  The Company, the Administrative Agent and the other financial institutions parties to the Bank Credit Agreement shall have entered into the Bank Credit Agreement, in form and substance satisfactory such Purchaser, all conditions precedent to the making of loans thereunder shall have been satisfied, and the Bank Credit Agreement shall be in full force and effect.  Such Purchaser shall have received copies of the Bank Credit Agreement and such of the closing documents delivered thereunder as such Purchaser may request.

Section 4.13.  Amendment to 2003 Note Agreement.  The Company and the holders of the 2003 Notes shall have entered into an amendment to the 2003 Note Agreement which (a) amends Sections 9 and 10, and the related definitions set forth on Schedule B, of the 2003 Note Agreement to conform those Sections to Sections 9 and 10, and the related definitions set forth on Schedule B, hereof, and (b) permits the issuance of the Notes, all in form and substance satisfactory to such Purchaser, all conditions precedent to the effectiveness of such amendment shall have been satisfied and such amendment shall be in full force and effect.  Such Purchaser shall have received a copy of such amendment.

Section 4.14.  Release of Liens on Collateral and Termination of Intercreditor Agreement.  All Liens granted to or held by the Collateral Agent upon any and all Collateral provided under any Collateral Document shall have been released and terminated and the Intercreditor Agreement shall have been terminated.  Capitalized terms used in this Section 4.14 shall have the meanings set forth for such terms in the Existing Agreement.

Section 4.15.  Proceedings and Documents.  All corporate or other organizational proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and such Purchaser’s special counsel, and such Purchaser and such Purchaser’s special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such Purchaser’s special counsel may reasonably request.

SECTION 5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1.    Organization; Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.  The Company represents that the aggregate value of the assets of Miramar does not exceed $1,000.

Section 5.2.    Authorization, Etc.  This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.    Disclosure.  The Public Filings of the Company fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Public Filings of the Company, the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since December 31, 2010, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Public Filings of the

Company or in the other documents, certificates and other writings delivered to each Purchaser by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

Section 5.4.     Organization and Ownership of Shares of Subsidiaries; Affiliates.  (a) Schedule 5.4 contains, as of the Series F Closing Date and except as noted therein, complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, and all other Investments of the Company and its Subsidiaries, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers.

(b)           Except with respect to De Minimis Subsidiaries, all of the outstanding shares of capital stock or similar equity interests of each Subsidiary owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)           Except with respect to De Minimis Subsidiaries, each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except with respect to De Minimis Subsidiaries, each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)           Except with respect to De Minimis Subsidiaries, no Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.     Financial Statements.  The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes), and any financial statements delivered pursuant to Section 7.1, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

Section 5.6.     Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Company of this Agreement and the Notes will not (a)

contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7.    Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

Section 5.8.    Litigation; Observance of Statutes and Orders.  (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9.    Taxes.  The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction which the failure to file would result in a Material Adverse Effect, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and  reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate. The federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 2010.

Section 5.10.  Title to Property; Leases.  The Company and its Subsidiaries have good and sufficient title to their respective properties which the Company and its Subsidiaries own or purport to own that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.  Licenses, Permits, Etc.  Except as disclosed in Schedule 5.11, (a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b)           to the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c)           to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12.  Compliance with ERISA.  (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)           The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)           The Company and its ERISA Affiliates have not incurred any withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)           The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)           The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of each Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13.  Private Offering by the Company.  Neither the Company nor anyone acting on the Company’s behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than ten (10) other Institutional Investors, each of which has been offered the Notes in connection with a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

Section 5.14.  Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Series F Notes to pay in full the Series E Notes, and will hold such proceeds in cash or cash equivalent investments until the consummation of such closing.  The Company will apply the proceeds of the sale of any Series of Shelf Notes as specified in the Request for Purchase with respect to such Series.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.  None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

Section 5.15.  Existing Debt; Future Liens.  (a) Neither the Company nor any of its Subsidiaries has outstanding any Debt except as permitted by Section 10.1 and Section 10.18.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary, and no event or condition exists with respect to any Debt of the Company or any Subsidiary, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)           Neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

Section 5.16.  Foreign Assets Control Regulations, Etc.  (a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).

(b)           No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Controlled Entity, in connection with any investments in, or any transactions or dealings with, any Blocked Person.

(c)           To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged, with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.  The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d)           No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage.  The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

Section 5.17.  Status under Certain Statutes.  Neither the Company nor any Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18.  Environmental Matters.  Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them, or other assets, alleging damage to the environment or any violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to each Purchaser in writing:

(a)           neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, for violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties or to other assets now or formerly owned, leased or operated by any of them or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b)           neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in each case in a manner contrary to any Environmental Laws and in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c)           all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19.  Notes Rank Pari Passu.  The obligations of the Company under this Agreement and the Notes rank pari passu in right of payment with all other senior unsecured Debt (actual or contingent) of the Company, including, without limitation, all senior unsecured Debt of the Company.

SECTION 6.  REPRESENTATIONS OF THE PURCHASER.

Section 6.1.    Purchase for Investment.  Each Purchaser represents that it is an institutional “accredited investor,” as such term is defined in Regulation D under the Securities Act of 1933, as amended, and is purchasing the Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or such pension or trust funds’ property shall at all times be within such Purchaser’s or such pension or trust funds’ control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.    Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)           the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)           the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)           the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.  INFORMATION AS TO COMPANY.

Section 7.1.    Financial and Business Information.  The Company shall deliver to Prudential and each holder of Notes that is an Institutional Investor:

(a)           Quarterly Statements -- within 50 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

    (i)           a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

   (ii)          consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

(b)           Annual Statements -- within 95 days after the end of each fiscal year of the Company, duplicate copies of,

   (i)           a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

   (ii)          consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b);

(c)           SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d)           Notice of Default or Event of Default -- promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)           ERISA Matters -- promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

   (i)           with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date thereof; or

   (ii)           the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

   (iii)           any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the imposition of a penalty or excise tax under the provisions of the Code relating to employee benefit plans, or the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)           Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(g)           Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes; and

(h)           Notices Under Bank Credit Agreement -- promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to any Bank Lender or to any agent for the Bank Lenders (excluding information sent to such Persons in the ordinary course of administration of the Bank Credit Agreement, such as information relating to pricing and borrowing availability).

Section 7.2.    Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a)           Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.1, 10.2, 10.3 and 10.18 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)           Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3.    Inspection of Property; Books and Records; Discussions.  The Company shall permit and cause each of the Company’s Subsidiaries to permit, any authorized representative(s) designated by any holder of the Notes to visit and inspect any of the properties of the Company or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested.  The Company shall keep and maintain, and cause each of the Company’s Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities.  If an Event of Default has occurred and is continuing, the Company, upon the request of any holder of the Notes, shall provide copies of such records to a representative of the holders of the Notes.

SECTION 8.  PAYMENT OF THE NOTES.

Section 8.1.    Required Prepayments.

Section 8.1(1).     No Required Prepayments of Series E and Series F Notes.  The Series E Notes and the Series F Notes shall be subject to prepayment only with respect to the optional prepayments permitted by Section 8.2.  The entire unpaid principal balance of the Series E Notes and the Series F Notes shall be due and payable on the stated maturity date thereof.

Section 8.1(2).      Required Prepayments of Shelf Notes.  Each Series of Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series (provided that upon any purchase of any Series of Shelf Notes pursuant to Section 8.5 or 8.7 the principal amount of each required prepayment of such Series of Shelf Notes becoming due under this Section 8.1(2) on and after the date of such purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of such Series of Shelf Notes is reduced as the result of such purchase).

Section 8.2.    Optional Prepayments with Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any Series, in an amount not less than $2,000,000 in the aggregate principal amount of the Notes of such Series then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus, except in the case of any prepayment of the Series E Note referred to as the “First Note” on the Purchaser Schedule for the Series E Notes, the Make-Whole Amount determined for the prepayment date with respect to such principal amount of each Note then outstanding.  Except in the case of any prepayment of all of the Series E Notes, the Company will give each holder of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note of such Series held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated respective Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Except in the case of any prepayment of all of the Series E Notes, two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of each such Make-Whole Amount as of the specified prepayment date.  Any partial prepayment of Notes of any Series pursuant to this Section 8.2 shall be applied in satisfaction of any required payments of principal thereof (including the required payment of principal of principal due upon the maturity thereof) under Section 8.1 hereof in inverse order of their scheduled due dates.

Section 8.3.    Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes of any Series pursuant to the provisions of Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

Section 8.4.    Maturity; Surrender, Etc.  In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.    Purchase of Notes.  The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except (a) upon the payment or prepayment of the Notes of such Series in accordance with the terms of this Agreement and the Notes or (b) pursuant to a written offer to purchase any outstanding Notes of such Series made by the Company or an Affiliate pro rata to the holders of the Notes of such Series upon the same terms and conditions. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6.    Make-Whole Amount.  The term “Make-Whole Amount” means with respect to a Note an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of the Note, over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to a Note, the principal of the Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of a Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of a Note, 0.50% plus the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “PX-1” on the Bloomberg Financial Market Screen (or such other display as may replace “PX-1” on the Bloomberg Financial Market Screen) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly on a straight line basis between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of a Note of the applicable Series, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of a Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7.     Offer to Prepay Notes in the Event of Asset Sale.

(a)           Notice of Offer to Prepay Notes From Asset Sale Proceeds.  The Company will, within sixty days prior to any application of any Net Proceeds to prepay or retire Senior Debt of the Company and/or its Subsidiaries pursuant to Section 10.2 hereof, give written notice of such application to each holder of the Notes.  Such notice shall contain and constitute an offer to prepay the Notes as described in Section 8.7(c) and shall be accompanied by the certificate described in Section 8.7(f).

(b)           Notice of Acceptance of Offer under Section 8.7(a).  If the Company shall at any time receive an acceptance to an offer to prepay Notes under Section 8.7(a) from some, but not all, of the holders of the Notes, then the Company will, within two Business Days after the receipt of such acceptance, give written notice of such acceptance to each other holder of the Notes which has notified the Company that it requests to receive notices under this Section 8.7(b).

(c)           Offer to Prepay Notes.  The offer to prepay Notes contemplated by Section 8.7(c) shall be an offer to prepay, in accordance with and subject to this Section 8.7, on the date specified in such offer (the “Proposed Sale Proceeds Prepayment Date”), a principal amount of the Notes of each Series held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) that is equal to the product of (x) the total amount of such Net Proceeds which is to be used to pay Senior Debt of the Company and/or its Subsidiaries pursuant to Section 10.2, and (y) a fraction, the numerator of which is the outstanding principal amount of the Notes of such Series held by such holder on the Proposed Sale Proceeds Prepayment Date and the denominator of which is the outstanding principal amount of all Senior Debt on the Proposed Sale Proceeds Prepayment Date.  Such Proposed Sale Proceeds Prepayment Date shall be not less than 30 days after the date of such offer and not later than the date upon which any such Net Proceeds will be used to pay any other Senior Debt (if the Proposed Sale Proceeds Prepayment Date shall not be specified in such offer, the Proposed Sale Proceeds Prepayment Date shall be the 30th day after the date of such offer).

(d)           Rejection; Acceptance.  A holder of Notes may accept the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance to be delivered to the Company prior to the Proposed Sale Proceeds Prepayment Date.  A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.

(e)           Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment.  The prepayment shall be made on the Proposed Sale Proceeds Prepayment Date.

(f)           Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying (i) the Proposed Sale Proceeds Prepayment Date, (ii) that such offer is made pursuant to this Section 8.7, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Sale Proceeds Prepayment Date, (v) that the conditions of this Section 8.7 have been fulfilled, and (vi) in reasonable detail, a description of the property sold, leased or otherwise disposed of, the Net Proceeds from such sale, lease or other disposition, and the details of the determination of the amount of such Net Proceeds to be applied to each Note.

SECTION 9.   AFFIRMATIVE COVENANTS.

The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:

Section 9.1.     Compliance with Law.  The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.     Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, except for any non-maintenance that could not reasonably be expected to have a Material Adverse Effect.

Section 9.3.     Maintenance of Property.  The Company shall (i) cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times and (ii) with respect to such property, maintain, or cause to be maintained, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, however, that nothing in this Section 9.3 shall prevent the Company from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.     Payment of Taxes and Claims.  The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary not permitted by Section 10.3, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the non-filing or nonpayment, as the case may be, of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5.     Corporate Existence, Etc.  Subject to Sections 10.2 and 10.9, the Company will at all times preserve and keep in full force and effect its corporate existence, and will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, to have a Material Adverse Effect.

Section 9.6.     Additional Subsidiary Guarantors.  The Company will cause any Subsidiary which is required by the terms of the Bank Credit Agreement to become, or otherwise becomes, a party to, or otherwise guarantee, Debt in respect of the Bank Credit Agreement or which becomes a party to, or otherwise guaranties, any other Debt of the Company, to enter into the Subsidiary Guaranty and deliver to Prudential and each of the holders of the Notes (concurrently with the incurrence of any such obligation pursuant to the Bank Credit Agreement or with respect to such other Debt) the following items:

(a)           a joinder agreement in respect of the Subsidiary Guaranty;

(b)           a certificate signed by the President, a Vice President or another authorized Responsible Officer of the Company making representations and warranties to the effect of those contained in Sections 5.4, 5.6 and 5.7, with respect to such Subsidiary and the Subsidiary Guaranty, as applicable; and

(c)           an opinion of counsel (who may be in-house counsel for the Company) addressed to each of the holders of the Notes satisfactory to the Required Holders, to the effect that the Subsidiary Guaranty by such Person has been duly authorized, executed and delivered and that the Subsidiary Guaranty constitutes the legal, valid and binding contract and agreement of such Person enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Notwithstanding the foregoing, any Foreign Incorporated Subsidiary that becomes a party to the Bank Credit Agreement shall not be required to enter into the Subsidiary Guaranty and make the foregoing deliveries so long as (i) such Foreign Incorporated Subsidiary is an Affected Foreign Subsidiary, (ii) such Foreign Incorporated Subsidiary is not a guarantor of any Debt under the Bank Credit Agreement (other than solely as a guarantor of loans owing by one or more other Foreign Incorporated Subsidiaries under the Bank Credit Agreement), and (iii) the outstanding United States Dollar equivalent amount of all Debt of such Foreign Incorporated Subsidiary, and any other Foreign Incorporated Subsidiary which is a party to the Bank Credit Agreement that is not a party to the Subsidiary Guaranty, does not exceed $50,000,000.  If at any time there are Foreign Incorporated Subsidiaries that are not Subsidiary Guarantors and are not excepted under the preceding sentence, an Event of Default shall exist without any notice or the expiration of the fifteen (15) Business Days period provided for in Section 11(c)(i)(y).

Section 9.7.     Notes to Rank Pari Passu.  The Notes and all other obligations under this Agreement of the Company are and at all times shall remain direct obligations of the Company ranking pari passu with all other present and future unsecured Debt (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Debt of the Company.

SECTION 10.    NEGATIVE COVENANTS.  The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:

Section 10.1.  Debt.  Neither the Company nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Debt, except:

(a)           the Debt under the Bank Credit Agreement; provided that the aggregate outstanding principal amount of such Debt owing by Foreign Incorporated Subsidiaries shall not exceed at any time the lesser of (i) $75,000,000, and (ii) the aggregate maximum principal amount of Alternate Currency Loans (as defined in the Bank Credit Agreement), or loans denominated in a currency other than United States Dollars, permitted to be outstanding under the Bank Credit Agreement;

(b)           Permitted Existing Debt and Permitted Refinancing Debt;

(c)           Debt in respect of obligations secured by Customary Permitted Liens;

(d)           Debt constituting Contingent Obligations permitted by Section 10.5;

(e)           Debt arising from intercompany loans and advances (a) from any Subsidiary to the Company or any wholly-owned Subsidiary or (b) from the Company to any wholly-owned Domestic Incorporated Subsidiary or (c) from the Company to any wholly-owned Foreign Incorporated Subsidiary; provided, that if the Company is the obligor on such Debt, such Debt shall be expressly subordinate to the payment in full in cash of the Notes; provided, further, that the aggregate of all Foreign Subsidiary Investments does not exceed the Permitted Foreign Subsidiary Investment Amount at any time;

(f)           Debt in respect of Hedging Obligations permitted under Section 10.15;

(g)           secured or unsecured purchase money Debt (including Capital Leases) incurred by the Company or any of its Subsidiaries after the date hereof to finance the acquisition of fixed assets or in conjunction with a Permitted Acquisition, if (1) at the time of such incurrence, no Event of Default or Default has occurred and is continuing or would result from such incurrence, (2) such Debt has a scheduled maturity and is not due on demand, (3) such Debt does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired, (4) such Debt does not exceed $30,000,000 in the aggregate outstanding at any time, and (5) any Lien securing such Debt is permitted under Section 10.3 (such Debt being referred to herein as “Permitted Purchase Money Debt”);

(h)           Debt with respect to surety, appeal and performance bonds obtained by the Company or any of its Subsidiaries in the ordinary course of business;

(i)           Debt incurred by the Company to the seller in any Permitted Acquisition as part of the consideration therefor, provided that such Debt is unsecured and, if in excess of $15,000,000 in the aggregate, is subordinated to the Notes, on terms reasonably acceptable to the Required Holders;

(j)           Debt incurred by the Company pursuant to this Agreement and the Notes; and

(k)           additional unsecured Debt in an aggregate amount at any time outstanding not exceeding $25,000,000.

Section 10.2.  Sales of Assets.  Neither the Company nor any of its Subsidiaries shall consummate any Asset Sale, except:

(a)           licenses or sublicenses by the Company or its Subsidiaries of software, customer lists, trademarks, service marks, patents, trade names and copyrights and other intellectual property in the ordinary course of business; provided, that such licenses or sublicenses shall not interfere with the business of the Company or any such Subsidiary;

(b)           transfers of assets between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company not otherwise prohibited by this Agreement; provided, that the aggregate of all Foreign Subsidiary Investments does not exceed the Permitted Foreign Subsidiary Investment Amount at any time; and

(c)           sales, assignments, transfers leases, conveyances or other dispositions of other assets if such transaction (a) is for not less than fair market value (as determined in good faith by the Company’s board of directors), and (b) when combined with all such other transactions (each such transaction being valued at book value) (i) during the immediately preceding twelve-month period, represents the disposition of not greater than fifteen percent (15%) of the Company’s Consolidated Tangible Assets at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into, and (ii) during the period from the date hereof to the date of such proposed transaction, represents the disposition of not greater than twenty-five percent (25%) of the Company’s Consolidated Tangible Assets at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into; and

(d)           sales in connection with the reorganization, restructuring and rationalization of the Company and its Subsidiaries; provided that the non-recurring expenses arising from such reorganization, restructuring and rationalization which are charged to operating expenses are charged during the first three (3) fiscal years following any Permitted Acquisition and do not exceed $5,000,000, on a pre-tax basis, with respect to any Permitted Acquisition, or $10,000,000, on a pre-tax basis, in the aggregate.

The aggregate amount by which the Net Proceeds received from all Asset Sales in any fiscal year of the Company exceed $5,000,000 shall be used to prepay or retire Senior Debt of the Company and/or its Subsidiaries, provided that the Company shall comply with the provisions of Section 8.7 hereof.

Section 10.3.  Liens.  Neither the Company nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

(a)           Permitted Existing Liens;

(b)           Customary Permitted Liens;

(c)           purchase money Liens (including the interest of a lessor under a Capital Lease and Liens to which any property is subject at the time of the Company’s acquisition thereof) securing Permitted Purchase Money Debt; provided that such Liens shall not apply to any property of the Company or its Subsidiaries other than that purchased or subject to such Capital Lease;

(d)           Liens with respect to property acquired by the Company or any of its Subsidiaries after the date hereof (and not created in contemplation of such acquisition) pursuant to a Permitted Acquisition; provided, that such Liens shall extend only to the property so acquired; and

(e)           other Liens securing Debt not to exceed $5,000,000 in the aggregate, provided that no Lien permitted under this clause (e) shall secure any Debt outstanding under any Bank Credit Agreement unless (i) the Company has, and has caused its Subsidiaries to, made effective provision whereby the Company’s obligations under this Agreement and the Notes or the applicable Subsidiary Guaranty will be concurrently secured by an equal and ratable Lien pursuant to documents, including an intercreditor agreement, in form and substance satisfactory to the Required Holders, and (ii) if the Lien is granted by a Subsidiary, such Subsidiary is a Subsidiary Guarantor party to an effective Subsidiary Guaranty.

In addition, neither the Company nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of any holder of the Notes or any agent for the benefit of itself and the holders of the Notes, as collateral for the Notes; provided that any agreement, note, indenture or other instrument in connection with Permitted Purchase Money Debt (including Capital Leases) may prohibit the creation of a Lien in favor of any holder of the Notes or any agent for the benefit of itself and the holders of the Notes on the items of property obtained with the proceeds of such Permitted Purchase Money Debt.

Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on the real property of the Company and any Subsidiary.

Section 10.4.  Investments.  Except to the extent permitted pursuant to Section 10.7 below, neither the Company nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

(a)           Investments in cash and Cash Equivalents;

(b)           Permitted Existing Investments in an amount not greater than the amount thereof on the date hereof;

(c)           Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d)           Investments consisting of deposit accounts maintained by the Company;

(e)           Investments consisting of non-cash consideration from a sale, assignment, transfer, lease, conveyance or other disposition of property permitted by Section 10.2;

(f)           Investments consisting of (a) intercompany loans from any Subsidiary of the Company to the Company or any other Subsidiary permitted by Section 10.1(e) and (b) intercompany loans from the Company to its Subsidiaries; provided, that the aggregate of all Foreign Subsidiary Investments shall not exceed the Permitted Foreign Subsidiary Investment Amount;

(g)           Investments constituting Permitted Acquisitions;

(h)           Investments constituting Debt permitted by Section 10.1 or Contingent Obligations permitted by Section 10.5 or Restricted Payments permitted by Section 10.6;

(i)           Investments consisting of loans or advances made by any party to this Agreement and the Subsidiary Guaranties to employees and officers of the Company or any of the Company’s wholly-owned Domestic Incorporated Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate principal amount outstanding at any one time not to exceed $2,000,000;

(j)           Investments consisting of any right of the Company or its wholly-owned Domestic Incorporated Subsidiaries to payment for goods sold or for services rendered, whether or not it has been earned by performance;

(k)           Investments consisting of limited partnership or membership interests or similar equity investments in venture capital funds so long as (i) the aggregate outstanding amount of such Investments in any single fund does not exceed $5,000,000 and (ii) the aggregate outstanding amount of all such Investments in all such funds does not exceed $15,000,000; and

(l)           Investments (other than those of the type permitted under clause (k) above) in addition to those referred to elsewhere in this Section 10.4 in an amount not to exceed $15,000,000 in the aggregate at any time outstanding;

provided, however, that the Investments described in clause (g) above shall not be permitted to be made at a time when either an Event of Default or a Default which is not in the process of being cured shall have occurred and be continuing or would result therefrom.

Section 10.5.  Contingent Obligations.  Neither the Company nor any of its Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except: (a) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (b) Permitted Existing Contingent Obligations; (c) obligations, warranties, guaranties and indemnities, not relating to Debt of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of the Company or such Subsidiary; (d) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Company or any Subsidiary in the ordinary course of business; (e) Contingent Obligations of the Subsidiaries of the Company under the Subsidiary Guaranty to which they are a party; (f) obligations arising under or related to this Agreement or the Notes, (g) Contingent Obligations in respect to earn-outs or other similar forms of contingent purchase price payable in respect of Permitted Acquisitions; (h) Contingent Obligations in respect of representations and warranties customarily given in respect of Asset Sales otherwise permitted hereunder and (i) Contingent Obligations consisting of guaranties by Subsidiary Guarantors of Debt of the Company, which Debt when incurred by the Company did not result in a violation of Section 10.1.

Section 10.6.  Restricted Payments.  The Company shall not declare or make any Restricted Payment, except (i) Regular Dividends if, at the time of making such Regular Dividend and immediately after giving effect (including giving effect on a pro forma basis) thereto, the Company is in compliance with Section 10.18(a), (ii) other Restricted Payments if, at the time of making such Restricted Payment and immediately after giving effect (including giving effect on a pro forma basis) thereto, the Cash Flow Leverage Ratio is less than 2.25 to 1.00 and (iii) Special Dividends (provided that the Company may declare and pay no more than (x) three (3) Special Dividends during the period beginning on the date hereof and ending on January 27, 2017, and (y) six (6) Special Dividends during the term of this Agreement (including Special Dividends made during the period specified in the foregoing clause (x))); provided, however, that in no event shall any Restricted Payments (other than Restricted Payments to the Company) be declared or made if either a Default or an Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

Section 10.7.  Conduct of Business; Subsidiaries; Acquisitions.  Neither the Company nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Company on the date hereof and any business or activities which are substantially similar, related or incidental thereto or logical extensions thereof.  The Company shall not permit the aggregate value of the assets of Miramar to exceed $1,000.  The Company shall not create, acquire or capitalize any Subsidiary after the date hereof unless (i) no Event of Default or Default which is not being cured shall have occurred and be continuing or would result therefor; (ii) after such creation, acquisition or capitalization, all of the representations and warranties contained herein shall be true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation or warranty shall be true in all material respects as of such date); and (iii) after such creation, acquisition or capitalization the Company shall be in compliance with the terms of Section 9.6 hereof.  The Company shall not make any Acquisitions, other than Acquisitions meeting the following requirements or otherwise approved by the Required Holders (each such Acquisition constituting a “Permitted Acquisition”):

(a)           no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Debt in connection therewith;

(b)           after giving effect to such transaction, the aggregate of all Foreign Subsidiary Investments would not exceed the Permitted Foreign Subsidiary Investment Amount;

(c)           in the case of an Acquisition of Capital Stock of an entity, the Acquisition shall be of at least fifty-one percent (51%) of the Capital Stock of such entity, and such acquired entity shall be (i) merged with and into the Company immediately following such Acquisition, with the Company being the surviving corporation following such merger or (ii) the results of operations of such entity shall be reported on a consolidated basis with the Company and its consolidated Subsidiaries;

(d)           the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis;

(e)           the Company shall deliver to the holders of the Notes a certificate from one of the Authorized Officers, demonstrating to the satisfaction of the Required Holders that after giving effect to such Acquisition and the incurrence of any Debt permitted by Section 10.1 in connection therewith, on a pro forma basis using historical audited or reviewed unaudited financial statements obtained from the seller(s) in respect of each such Acquisition as if the Acquisition and such incurrence of Debt had occurred on the first day of the twelve-month period ending on the last day of the Company’s most recently completed fiscal quarter, the Company would have been in compliance with the financial covenants in Section 10.18 and that an Event of Default has not otherwise occurred;

(f)           the purchase price for the Acquisition (including the incurrence or assumption of any Debt in connection therewith) shall not, when aggregated with the purchase price and such Debt for all other Acquisitions during any rolling period of twelve consecutive months, exceed without the prior written consent of the Required Holders the Maximum Acquisition Amount; provided that, if at the time of the making of such Acquisition and immediately after giving effect (including giving effect on a pro forma basis) thereto, the Cash Flow Leverage Ratio is less than 2.25 to 1.00, this clause (f) shall not apply; and

(g)           the businesses being acquired shall be substantially similar, related or incidental to, or a logical extension of, the businesses or activities engaged in by the Company on the date hereof.

Section 10.8.   Transactions with Shareholders and Affiliates.  Neither the Company nor any of its Subsidiaries shall directly or indirectly (a) enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of any of the Capital Stock of the Company, or with any Affiliate of the Company which is not its Subsidiary, on terms that are less favorable to the Company or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate, except for Restricted Payments permitted by Section 10.6 and Investments permitted by Section 10.4 or (b) enter into or permit to exist any such non-arm’s length transaction between either the Company or any Domestic Incorporated Subsidiary, on the one hand, and any Foreign Incorporated Subsidiary, on the other hand, if as a result thereof the aggregate of all Foreign Subsidiary Investments would at any time exceed the Permitted Foreign Subsidiary Investment Amount.  The holders of the Notes acknowledge and consent to the transactions between the Company and its Affiliates described in the Company’s public filings as of the date hereof.

Section 10.9.   Restriction on Fundamental Changes.  Neither the Company nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Company’s consolidated business or property, whether now or hereafter acquired, except (a) transactions permitted under Sections 10.2, 10.4 or 10.7, (b) a Subsidiary of the Company may be merged into or consolidated with the Company (in which case the Company shall be the surviving corporation) or any wholly-owned Subsidiary of the Company, and (c) any liquidation of any Subsidiary of the Company into the Company or another Subsidiary of the Company, as applicable.

Section 10.10. Sales and Leasebacks.  Neither the Company nor any of its Subsidiaries shall become liable, directly, by assumption or by Contingent Obligation, with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real or personal or mixed), (a) which it or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (b) which it or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person in connection with such lease, unless in either case the sale involved is not prohibited under Section 10.2 and the lease involved is not prohibited under Section 10.1 and any related Investment is not prohibited under Section 10.4.

Section 10.11.  ERISA.  The Company shall not

(a)           engage, or permit any of its Subsidiaries to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the United States Department of Labor and any Person succeeding to the functions thereof;

(b)           permit to exist any material accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;

(c)           fail, or permit any ERISA Affiliate to fail, to pay timely required material contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d)           terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any material liability of the Company or any ERISA Affiliate under Title IV of ERISA;

(e)           fail to make any material contribution or payment to any Multiemployer Plan which the Company or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, of any law pertaining thereto;

(f)           fail, or permit any ERISA Affiliate to fail, to pay any required material installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

(g)           amend, or permit any ERISA Affiliate to amend, a Plan resulting in a material increase in current liability for the plan year such that the Company or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

For purposes of this Section 10.11, “material” means any noncompliance or basis for liability which could reasonably be likely to subject the Company or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $5,000,000.

Section 10.12.  Corporate Documents.  Neither the Company nor any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective constituent documents as in effect on the date hereof in any manner materially adverse to the interests of the holders of the Notes, without the prior written consent of the Required Holders, except in connection with a Permitted Acquisition.

Section 10.13.   Fiscal Year.  Neither the Company nor any of its consolidated Subsidiaries shall change its fiscal year for accounting or tax purposes from a period consisting of the 12-month period ending on the last day of December of each year, except as required by Agreement Accounting Principles or by law and disclosed to the holders of the Notes.

Section 10.14.   Subsidiary Covenants.  The Company will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Payment, pay any Debt or other obligation owed to the Company or any other Subsidiary, make loans or advances or other Investments in the Company or any other Subsidiary or sell, transfer or otherwise convey any of its property to the Company or any other Subsidiary.

Section 10.15.  Hedging Obligations.  The Company shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar, agreements entered into by the Company or any Subsidiary pursuant to which the Company or any Subsidiary has hedged its actual interest rate, foreign currency or commodity exposure.  Such permitted Hedging agreements entered into by the Company or any Subsidiary are sometimes referred to herein as “Hedging Agreements”.

Section 10.16.   Issuance of Disqualified Stock.  From and after the date hereof, neither the Company, nor any of its Subsidiaries shall issue any Disqualified Stock.  All issued and outstanding Disqualified Stock shall be treated as Debt for all purposes of this Agreement, and the amount of such deemed Debt shall be the aggregate amount of the liquidation preference of such Disqualified Stock.

Section 10.17.   Most Favored Lender.  If the Company, or any of its Subsidiaries, enters into (i) any amendment, restatement, supplement, waiver or modification to the Bank Credit Agreement (or the documents related to any extension, refinancing, refunding or renewal thereof) or the 2003 Note Agreement that amends, restates, supplements or modifies any of the covenants, events of default or related definitions used in the Bank Credit Agreement (or the documents related to any extension, refinancing, refunding or renewal thereof) or in the 2003 Note Agreement or (ii) any document related to any extension, refinancing, refunding or renewal thereof that includes covenants, events of default or related definitions, such that , in any case, any of such covenants, events of default or related definitions are more restrictive than, or in addition to (the “More Restrictive Provisions”), the covenants, events of default or related definitions contained in this Agreement, then (a) the Company will give the holders of the Notes prior written notice thereof, (b) this Agreement shall be deemed to be automatically amended to add the More Restrictive Provisions hereto and otherwise afford the holders of the Notes with the benefit thereof without any action by the Company or any holder of any Note, provided that the Required Holders may elect in writing not to have any one or more More Restrictive Provisions added to this Agreement, and (c) the Company shall, upon the request of the holders of the Notes (i) enter into an amendment to this Agreement, in form and substance satisfactory to the holders of the Notes, to evidence the addition of such More Restrictive Provisions (other than any More Restrictive Provisions that the Required Holders elect in writing to exclude) to this Agreement for the benefit of holders of the Notes, and (ii) agree to satisfy any conditions precedent to the effectiveness of such amendment.

Section 10.18.   Financial Covenants.

(a)           Minimum Fixed Charge Coverage Ratio.  The Company and its consolidated Subsidiaries shall maintain a ratio (“Fixed Charge Coverage Ratio”) of:

   (i)           EBITDA minus Capital Expenditures minus Regular Dividends, in each case during such period, to

   (ii)          the sum of the amounts, without duplication, of (a) Interest Expense during such period (net of interest income) plus (b) scheduled principal payments of Debt not incurred under a revolving credit facility excluding, however, principal payments during such period in respect of Debt and other obligations of the Company and its Subsidiaries owing pursuant to the 2003 Note Agreement or this Agreement with respect to the Series E Notes plus (or minus with respect to tax benefits) (c) the Company’s income tax provision calculated in accordance with GAAP for such period and as reported by the Company in its financial statements most recently filed with the Commission plus (d) scheduled principal payments of Capitalized Lease Obligations during such period,

which shall not be less than 1.20 to 1.00.  In each case, the Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four (4) fiscal quarter period ending on such day (the “Last Twelve-Month Period”), provided, that the Fixed Charge Coverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter as if such Permitted Acquisition (including the uses and applications of proceeds in respect thereof and the Debt incurred in conjunction therewith) had occurred on the first day of the Last Twelve-Month Period (the “Measurement Period”) (excluding cost savings other than as permitted by Section 22.7(b)), provided such pro forma statements shall be substantiated by supporting information reasonably acceptable to the Required Holders.  Interest Expense shall be calculated for the purpose of clause (ii) by excluding the effect of the following: amortization of deferred financing fees, discounts on earn out obligations, the interest effect of charges and reserves in respect of idle properties, any upfront closing, arrangement, structuring or placement fee payable in connection with the Bank Credit Agreement, this Agreement or the 2003 Note Agreement, any agency fee payable in connection with the Bank Credit Agreement, this Agreement or the 2003 Note Agreement and prepayment premiums or similar charges or expenses in connection with the Bank Credit Agreement, this Agreement or the 2003 Note Agreement, in each case to the extent it is an Interest Expense.

(b)           Maximum Cash Flow Leverage Ratio.  The Company and its consolidated Subsidiaries shall not permit the ratio (the “Cash Flow Leverage Ratio”) of (i) Total Funded Debt to (ii) EBITDA to be greater than 2.75 to 1.00.  The Cash Flow Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (a) for Debt, Debt as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for Last Twelve-Month Period, provided, that the Cash Flow Leverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter in the Company’s reasonable judgment as if such Permitted Acquisition (including the uses and applications of proceeds in respect thereof and the Debt incurred in conjunction therewith) had occurred on the first day of the Measurement Period (excluding cost savings other than as permitted by Section 22.7(b)), provided such pro forma statements shall be substantiated by supporting information reasonably acceptable to the Required Holders.

Section 10.19.   Terrorism Sanctions Regulations.  The Company covenants that it will not and will not permit any Controlled Entity to (i) become a Blocked Person or (ii) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any holder of a Note to be in violation of any laws or regulations that are applicable to such holder.

SECTION 11.    EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)           the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)           (i) the Company defaults (x) in the performance of or compliance with any term contained in Section 10 (other than Sections 10.3, 10.5, 10.11 and 10.14), or (y) Section 7, 9, 10.3, 10.5, 10.11 or 10.14 and such default shall continue unremedied for fifteen (15) Business Days, or if such failure is not capable of being cured within such fifteen (15) day period, forty-five (45) days if the Company at all times during such forty-five (45) day period is promptly and diligently attempting to effect such cure, or (ii) any Subsidiary Guarantor defaults in the performance of or compliance with any term of the Subsidiary Guaranty beyond any period of grace or cure period provided with respect thereto; or

(d)           the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the occurrence thereof; or

(e)           any Subsidiary Guaranty ceases to be a legally valid, binding and enforceable obligation or contract of a Subsidiary Guarantor (other than (i) upon a release of any Subsidiary Guarantor from a Subsidiary Guaranty in accordance with the terms of Section 2.3(b) hereof, or (ii) in connection with the dissolution of Miramar if, at the time of such dissolution, the aggregate value of the assets of Miramar is $1,000 or less), or any Subsidiary Guarantor or any party by, through or on account of any such Person, challenges the validity, binding nature or enforceability of any such Subsidiary Guaranty; or

(f)           any representation or warranty made in writing by or on behalf of the Company or Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in any writing furnished in connection with the transactions contemplated hereby or by any Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(g)          (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt other than the Notes that is outstanding in an aggregate principal amount of at least

$5,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any instrument, mortgage, indenture or other agreement relating to any Debt other than the Notes in an aggregate principal amount of at least $5,000,000 or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared, due and payable or one or more Persons has the right to declare such Debt to be due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), the Company or any Subsidiary has become obligated to purchase or repay Debt other than the Notes before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $5,000,000 or one or more Persons have the right to require the Company or any Subsidiary to purchase or repay such Debt; or

(h)          the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(i)           a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Subsidiary, or any such petition shall be filed against the Company or any Subsidiary and such petition shall not be dismissed within 60 days; or

(j)           a final judgment or judgments at any one time outstanding for the payment of money aggregating in excess of $5,000,000 are rendered against one or more of the Company, its Subsidiaries or any Subsidiary Guarantor and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;

(k)          if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all

Plans, determined in accordance with Title IV of ERISA, shall exceed $5,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that could increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect;

(l)           a Change of Control shall occur;

(m)         nonpayment by the Company or any Subsidiary of any obligation in excess of $2,500,000 under any Hedging Agreement which remains unpaid for sixty (60) days or the breach by the Company or any Subsidiary of any term, provision or condition contained in any such Hedging Agreement; or

(n)          the Company or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Company or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of the Company or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law which by the Company or any of its Subsidiaries, which, in any case, has or is reasonably likely to subject the Company to liability in excess of $5,000,000.

As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 12.    REMEDIES ON DEFAULT, ETC.

Section 12.1.     Acceleration.  (a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 11 (other than an Event of Default described in clause (i) of paragraph (h) or described in clause (vi) of paragraph (h) by virtue of the fact that such clause encompasses clause (i) of paragraph (h)) has occurred, all the Notes of every Series then outstanding shall automatically become immediately due and payable, and the Facility shall automatically terminate.

(b)          If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in aggregate principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable, and Prudential may, by notice to the Company, terminate the Facility.

(c)          If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing with respect to any Notes, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by such holder or holders to be immediately due and payable.

Upon any Note becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon and (ii) the Make-Whole Amount or other premium determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount or other premium by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.     Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.     Rescission.  At any time after the Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 51% in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount or premium, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount or premium, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to any Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.     No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1.     Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.     Transfer and Exchange of Notes.  Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof) of the same Series, the Company shall execute and deliver not more than 5 Business Days following surrender of such Note, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note of such Series originally issued hereunder. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2, provided that such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such holder of any Note will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA.

The Notes have not been registered under the Securities Act or under the securities laws of any state and may not be transferred or resold unless registered under the Securities Act and all applicable state securities laws or unless an exemption from the requirement for such registration is available.

Section 13.3.     Replacement of Notes.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)           in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)           in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver not more than five Business Days following satisfaction of such conditions, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.    PAYMENTS ON NOTES.

Section 14.1.     Place of Payment.  Subject to Section 14.2, payments of principal, Make-Whole Amount or premium, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.     Home Office Payment.  So long as any Purchaser or such Purchaser’s nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount or premium, if any, and interest by the method and at the address specified for such purpose for such Purchaser on Purchaser Schedule attached hereto (in the case of any Series E Note or Series F Note) or to the applicable Confirmation of Acceptance to which it is a party (in the case of any Shelf Notes), or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by any Purchaser or such Person’s nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note.

SECTION 15.    EXPENSES, ETC.

Section 15.1.     Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of one special counsel for the Purchasers and, if reasonably required, local or other counsel) incurred by Prudential or each Purchaser and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or the Subsidiary Guaranty (whether or not such amendment, waiver or consent becomes effective), including, without limitation:  (a) the reasonable out-of-pocket costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or the Subsidiary Guaranty or in responding to any subpoena or other legal process or informal investigative demand by any Governmental Authority issued in connection with this Agreement, the Notes or the Subsidiary Guaranty, or by reason of being a holder of any Note, and (b) the reasonable out-of-pocket costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Notes and by the Subsidiary Guaranty. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any reasonable fees, costs or expenses if any, of brokers and finders (other than those retained by the Purchasers).

Section 15.2.     Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 16.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any such Note or portion thereof or interest therein and the payment of any Note may be relied upon by any subsequent holder of any such Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of any such Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.    AMENDMENT AND WAIVER.

Section 17.1.     Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company, the Required Holders and Prudential, except that (i) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used in any such Section), will be effective as to any holder of Notes unless consented to by such holder of Notes in writing, (ii) no such amendment or waiver may, without the written consent of all of the holders of Notes at the time outstanding affected thereby, (A) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount or premium on, the Notes, (B) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (C) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of Section 2.2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2.2 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes.

Section 17.2.      Solicitation of Holders of Notes.

(a)           Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)           Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by such holder of Notes of any waiver or amendment of any of the terms and provisions hereof, of any Note or of the Subsidiary Guaranty unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

Section 17.3.      Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and Prudential or the holder of any Note nor any delay in exercising any rights hereunder, under any Note or under the Subsidiary Guaranty shall operate as a waiver of any rights of Prudential or any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4.      Notes Held by Company, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or the Subsidiary Guaranty, or have directed the taking of any action provided herein, in the Notes or in the Subsidiary Guaranty to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.     NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)           if to Prudential, to Prudential at the address specified for such communications in Schedule A to this Agreement, or at such other address as Prudential shall have specified to the Company in writing pursuant to this Section 18;

(ii)          if to a Purchaser or such Purchaser’s nominee, to such Purchaser or such Purchaser’s nominee at the address specified for such communications in the Purchaser Schedule attached hereto (in the case of the Series E Notes or the Series F Notes) or attached to the applicable Confirmation of Acceptance to which such Purchaser is a party (in the case of any Shelf Notes), or at such other address as such Purchaser or such Purchaser’s nominee shall have specified to the Company in writing,

(iii)         if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing pursuant to this Section 18, or

(iv)         if to the Company, to the Company at 1695 South River Road, Des Plaines, Illinois 60018, to the attention of Chief Financial Officer, Telephone: 847/827-7770, Fax:  847/827-9494, ext. 235, with a copy to Vedder Price, 222 North LaSalle, Suite 2600, Chicago, Illinois  60601, Attn:  John McEnroe, Telephone: 312/609-7885, Fax: 312/609-5005, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.     REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by each Purchaser at any closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to each Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.     CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) such Purchaser’s directors, trustees, officers, employees, agents, attorneys and affiliates who shall have agreed in writing to be bound by the provisions contained in Section 20 prior to its receipt of such Confidential Information (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s Notes), (ii) such Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.  Notwithstanding anything herein to the contrary, and to the extent not otherwise prohibited by applicable securities laws, each Purchaser (and each employee, representative or other agent of each Purchaser) may disclose to any Person, without limitations of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the offering of the Notes and all materials of any kind (including opinions or other tax analyses) that are or have been provided to each Purchaser relating to such tax treatment or tax structure; provided that, with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the offering as well as other information, such permitted disclosure shall apply solely to such facts and relevant portions of the document or similar item that relate to such tax treatment or tax structure.

SECTION 21.     SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of such Purchaser’s Affiliates as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Purchaser’s Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of such Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to such Purchaser, and such Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.     MISCELLANEOUS.

Section 22.1.      Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2.      Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3.      Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4.      Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 22.5.      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6.      Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Section 22.7.       Accounting; Pro Forma Calculations.

(a)           Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. Notwithstanding the foregoing, for all purposes of this Agreement the outstanding principal amount of any Debt of the Company or any of its Subsidiaries (other than, to the extent such obligations are included in the definition of “Debt”, Hedging Obligations) shall be equal to the actual outstanding principal amount thereof irrespective of the amount that might otherwise be accounted for under Agreement Accounting Principles as the amount of the liability of the Company or any of its Subsidiaries with respect thereto, and any determination of the net income (or net loss), equity or assets of the Company or any of its Subsidiaries shall not take into account any effect of marking any such outstanding Debt of the Company or any of its Subsidiaries to market value.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Company or any of its Subsidiaries at “fair value”, as defined therein and (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.

(b)           All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Debt, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Debt, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 7.1(a) or 7.1(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Schedule 5.5), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of, any related synergies or cost savings and any related incurrence or reduction of Debt, all in accordance with (and, in the case of synergies and cost savings, to the extent permitted by) Article 11 of Regulation S-X under the Securities Act; provided that, (1) for the avoidance of doubt, this Section 22.7(b) shall not require the Company to deliver audited pro forma financial statements and (2) in the case of an acquisition with a purchase price of less than $50,000,000, such synergies and cost savings will not be required to be permitted by Article 11 of Regulation S-X under the Securities Act so long as (x) the aggregate amount of such synergies and cost savings in respect of any acquisition does not exceed the lesser of 20% of the annual earnings before interest, taxes, depreciation and amortization of the company or division or line of business being acquired and $2,000,000 and (y) the Company provides such supporting calculations and documentation in respect of such synergies and cost savings as are reasonably requested by any Purchaser.  If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Debt).

* * * * *

When this Agreement is executed and delivered by the Company and Prudential and the other Initial Purchasers, it shall become a binding agreement between the Company and Prudential and the other Initial Purchasers.  This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.  This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

[SIGNATURE PAGE TO FOLLOW]

Very truly yours,

SCHAWK, INC.
By:	/s/Timothy J. Cunningham
Name: Timothy J. Cunningham
Title: Chief Financial Officer

The foregoing is hereby agreed to as of the date hereof:
PRUDENTIAL INVESTMENT MANAGEMENT, INC.
By:	/s/Anthony Coletta
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By:	/s/Anthony Coletta
Vice President

PRUCO LIFE INSURANCE COMPANY
By:	/s/Anthony Coletta
Assistant Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
By:	Prudential Investment Management, Inc.,
as investment manager

By:	/s/Anthony Coletta
Vice President

SCHEDULE B
(to Private Shelf Agreement)

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptance” shall have the meaning given in Section 2.2(5) hereof.

“Acceptance Day” shall have the meaning given in Section 2.2(5) hereof.

“Acceptance Window” shall mean, with respect to any interest rate quotes provided by Prudential pursuant to Section 2.2(4), the time period after the time Prudential shall have provided such interest rate quotes to the Company designated by Prudential as the time period during which the Company may elect to accept such interest rate quotes.  If no such time period is designated by Prudential with respect to any such interest rate quotes, then the Acceptance Window for such interest rate quotes will be 10 minutes after the time Prudential shall have provided such interest rate quotes to the Company.

“Accepted Note” shall have the meaning given in Section 2.2(5) hereof.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Capital Stock of another Person.

“Administrative Agent” means JP Morgan Chase Bank, N.A. in its capacity as administrative agent under the Bank Credit Agreement, together with its successors and assigns in such capacity.

“Affected Foreign Subsidiary” is defined in the definition of “Subsidiary Guarantor”.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests, and (c) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential Financial, Inc. or any Affiliate of

Schedule B-1

Prudential Financial, Inc. acts as investment advisor or portfolio manager. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement Accounting Principles” means, with respect to the calculation of financial ratios and other financial tests required by this Agreement, generally accepted accounting principles as in effect in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing the December 31, 2009 and December 31, 2010 audited financial statements of the Company and its Subsidiaries; provided, further, however, all pro forma financial statements reflecting Acquisitions shall be prepared in accordance with the requirements established by the Commission for acquisition accounting for reporting acquisitions by public companies (whether or not such Acquisitions are required to be publicly reported); provided, further, that no change in accounting principles shall be made from those used in preparing the December 31, 2009 and December 31, 2010 audited financial statements of the Company and its Subsidiaries, including, without limitation, with respect to the nature or classification of accounts, closing proceedings, levels of reserves, or levels of accruals other than as a result of objective changes in the underlying business; provided, further, that for purposes of the preceding clauses, “changes in accounting principles” or “changes in Agreement Accounting Principles” includes all changes in accounting principles, policies, practices, procedures, or methodologies with respect to financial statements, their classification, or their display, as well as all changes in practices, methods, conventions, or assumptions used in making accounting estimates.

“Anti-Money Laundering Laws” shall have the meaning given in Section 5.16.

“Asset Sale” means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Capital Stock of any Subsidiary of such Person) to any Person other than the Company or any of its wholly-owned Subsidiaries other than (a) the sale of Inventory in the ordinary course of business, (b) the sale or other disposition of any obsolete, redundant, excess, damaged or worn-out Equipment disposed of in the ordinary course of business and (c) leases of personal property (including leases or licenses of intellectual property) and leases of surplus or redundant real property.

“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, any vice president of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential or any Prudential Affiliate, any Person designated as an “Authorized Officer” of Prudential and Prudential Affiliates in the Information Schedule or any Person designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of Prudential’s Authorized Officers or a lawyer in Prudential’s law department.  Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this

Schedule B-2

Agreement shall have been an Authorized Officer of the Company and whom Prudential or any Prudential Affiliate in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential or any Prudential Affiliate by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential or such Prudential Affiliate and whom the Company in good faith believes to be an Authorized Officer of Prudential or such Prudential Affiliate at the time of such action shall be binding on Prudential or such Prudential Affiliate even though such individual shall have ceased to be an Authorized Officer of Prudential or such Prudential Affiliate.

“Available Facility Amount” shall have the meaning given in Section 2.2(1) hereof.

“Bank Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of January 27, 2012 by and among the Company, certain Subsidiaries of the Company named therein, JPMorgan Chase Bank, N.A., as agent, and the other financial institutions party thereto, as amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions or replacements thereof, in each case (x) in accordance with the terms of Section 10.17 of this Agreement and (y) which constitute the primary bank credit facility of the Company and its Subsidiaries.

“Bank Lenders” means the banks and financial institutions party to the Bank Credit Agreement.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Company or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Blocked Person” shall have the meaning given in Section 5.16.

“Brandimage” means the business and assets acquired by Schawk USA Inc., in the Brandimage Acquisition.

“Brandimage Acquisition” means the acquisition by Schawk USA Inc., a Subsidiary of the Company, of substantially all the business and operating assets (including, without limitation, foreign Subsidiaries) of LAGA, Inc. and Lipson Associates Inc. pursuant to that certain Asset Purchase Agreement dated September 15, 2011 by and among Schawk USA Inc., LAGA, Inc., Lipson Associates, Inc., Brandimage-Desgrippes & Laga, Brandimage Belgique Holding S.A. f/k/a Desgrippses Gobe Bruxelles S.A., Desgrippes Gobe Group (HK) Ltd., Desgrippes (Shanghai) Brand Consulting Co, Ltd., Desgrippes Gobe Group (Yuhan Hosea), Design Partners, LLC, Mark Anthony and John Hilbrich.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed and, for purposes of Section 2.2(3) hereof only, a day on which Prudential is not open for business.

Schedule B-3

“Cancellation Date” shall have the meaning given in Section 2.2(8)(iv) hereof.

“Cancellation Fee” shall have the meaning given in Section 2.2(8)(iv) hereof.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether or not paid in cash and including Capital Leases and purchase money indebtedness) by the Company and its consolidated Subsidiaries during that period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Company and its Subsidiaries; provided, however, that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced; (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time; (c) the purchase of plant, property or equipment made within one year of the sale of any asset to the extent purchased with the proceeds of such sale; (d) the portion of the purchase price in connection with any acquisition that would otherwise be included as additions to property, plant or equipment; and (e) expenditures made in connection with any acquisition.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided, however, that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the governments of the United States and backed by the full faith and credit of the United States government; (b) domestic and Eurocurrency certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days); (c) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa

Schedule B-4

by Moody’s Investors Service, Inc. or at least BBB by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.); and (d) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or P-1 (or better) by Moody’s Investors Services, Inc.; provided that the maturities of such Cash Equivalents shall not exceed three hundred sixty-five (365) days from the date of acquisition thereof.

“Cash Flow Leverage Ratio” is defined in Section 10.18.

“Change of Control” means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act of 1934), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 1934, provided that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the combined voting power of the Company’s outstanding Capital Stock ordinarily having the right to vote at an election of directors; (b) the majority of the board of directors of the Company fails to consist of Continuing Directors; (c) the Company consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any Person, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Capital Stock of the Company is reclassified or changed into or exchanged for cash, securities or other property; or (d) the Company shall cease to own and control at least eighty percent (80%) of the economic and voting rights associated with all of the outstanding Capital Stock of its existing Subsidiaries as of the Closing Date.

“Closing Date” shall mean, with respect to the Series F Notes, the Series F Closing Date and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Request for Purchase of such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Date” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 2.2(7), the Closing Date for such Accepted Note, for all purposes of this Agreement except references to “original Closing Date” in Section 2.2(8)(iii), shall mean the Rescheduled Closing Date with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

“Company” means Schawk, Inc., a Delaware corporation.

Schedule B-5

“Confidential Information” is defined in Section 20.

“Confirmation of Acceptance” shall have the meaning given in Section 2.2(5).

“Consolidated Tangible Assets” means the total assets of the Company and its Subsidiaries on a consolidated basis (determined in accordance with Agreement Accounting Principles), but excluding therefrom all items that are treated as intangibles under Agreement Accounting Principles.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Debt of another or other obligation or liability of another, including, without limitation, any such Debt, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Debt, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.  The amount of any Contingent Obligation shall be equal to the present value of the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the date of this Agreement, or (b) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board at the time of such nomination or election.

“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Controlled Entity” shall mean any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the

Schedule B-6

management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Customary Permitted Liens” means:

(a)           Liens (other than Environmental Liens and Liens in favor of the Internal Revenue Service or the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distrait, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

(b)           statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

(c)           Liens (other than Environmental Liens and Liens in favor of the Internal Revenue Service or the PBGC) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (i) all such Liens do not in the aggregate materially detract from the value of the Company’s or such Subsidiary’s assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (ii) all Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $10,000,000;

(d)           Liens arising with respect to zoning restrictions, easements, encroachments, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary use or occupancy of the real property or with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(e)           Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Company or any of its Subsidiaries which do not constitute an Event of Default under Section 11(j) hereof; and

(f)            any interest or title of the lessor in the property subject to any operating lease entered into by the Company or any of its Subsidiaries in the ordinary course of business.

“Debt” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, including, without limitation, subordinated indebtedness, (b) obligations

Schedule B-7

representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and other than earn-outs or other similar forms of contingent purchase prices), (c) obligations, whether or not assumed, secured by liens on or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments (including, without limitation, all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit), (e) Capital Lease Obligations, (f) outstanding principal balances (representing securitized but unliquidated assets) under asset securitization agreements (including, without limitation, the outstanding principal balance of accounts receivable under receivables transactions) and (g) the implied debt component of synthetic leases of which such Person is lessee or any other off-balance sheet financing arrangements (including, without limitation, any such arrangements giving rise to any Off-Balance Sheet Liabilities).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means (a) with respect to the Series E Notes that per annum rate of interest that is the greater of (i) 11.17% and (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York City as its Prime Rate, and (b) with respect to the Series F Notes that per annum rate of interest that is the greater of (i) 6.38% and (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York City as its Prime Rate.

“De Minimis Subsidiary” means any Subsidiary which has total assets of less than $1,000,000 and total revenues during each of the last three fiscal years of less than $1,000,000.

“Delayed Delivery Fee” shall have the meaning given in Section 2.2(8)(iii) hereof.

“Dollar Amount” of any currency at any date means (a) the amount of such currency if such currency is Dollars or (b) the Equivalent Amount of Dollars if such currency is any currency other than Dollars.

“Dollar” and “$” means dollars in the lawful currency of the United States.

“Domestic Incorporated Subsidiary” means a Subsidiary of the Company organized under the laws of a jurisdiction located in the United States of America.

“Domestic Note Parties” means the Company and the Domestic Incorporated Subsidiaries.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the latest maturity date of the Notes.

Schedule B-8

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of (a) Net Income, plus (b) Interest Expense to the extent deducted in computing Net Income, plus (c) the Company’s income tax provision (benefit) as reported by the Company in its financial statements most recently filed with the Commission, plus (d) depreciation expense to the extent deducted in computing Net Income, plus (e) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, plus (f) other extraordinary non-cash charges to the extent deducted in computing Net Income, minus (g) other extraordinary non-cash credits to the extent added in computing Net Income, plus (h) non-cash expenses related to stock based compensation to the extent deducted in computing Net Income, plus (i) charges incurred as a result of impairment of fixed assets, intangible assets and goodwill, all to the extent deducted in computing Net Income.  EBITDA shall be calculated on a pro forma basis giving effect to Acquisitions and Asset Sales on a last twelve (12) months’ basis; provided that, for any Measurement Period ending prior to the closing date of the Brandimage Acquisition, quarterly EBITDA attributable to Brandimage shall be deemed to be $1,250,000 for each fiscal quarter.

“Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to foreign, federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

“Environmental Lien” means a lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release (as defined in the Bank Credit Agreement) or threatened Release of a Contaminant (as defined in the Bank Credit Agreement) into the environment.

“Equipment” shall have the meaning set forth in the Bank Credit Agreement.

“Equivalent Amount” shall have the meaning set forth in the Bank Credit Agreement.

Schedule B-9

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Holders” shall have the meaning given in the address block of this Agreement.

“Existing Agreement” shall have the meaning given in Introduction to this Agreement.

“Facility” is defined in Section 2.2(1).

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined in the good faith opinion of the Company’s board of directors.

“Fixed Charge Coverage Ratio” is defined in Section 10.18.

“Foreign Incorporated Subsidiary” means a Subsidiary of the Company which is not a Domestic Incorporated Subsidiary.

“Foreign Subsidiary Investment” means the sum of (a) all intercompany loans made on or after the date hereof from either the Company or any Domestic Incorporated Subsidiary to any Foreign Incorporated Subsidiary; (b) all Investments made on or after the date hereof by either the Company or any Domestic Incorporated Subsidiary in any Foreign Incorporated Subsidiary; and (c) an amount equal to the net benefit derived by the Foreign Incorporated Subsidiaries resulting from any non-arms length transactions, or any other transfer of assets conducted other than in the ordinary course of business, between the Company and/or any Domestic Incorporated Subsidiary, on the one hand, and such Foreign Incorporated Subsidiaries, on the other hand.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means (a) the government of (i) the United States of America or any state or other political subdivision thereof, or (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which has jurisdiction over any properties of the Company or any Subsidiary, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such

Schedule B-10

government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)           to purchase such Debt or obligation or any property constituting security therefor primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation;

(b)           to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

(c)           to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

(d)           otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor, provided that the amount of such Debt outstanding for purposes of this Agreement shall not exceed the maximum amount of Debt that is the subject of such Guaranty.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“Hedging Agreements” shall have the meaning given in Section 10.15 hereof.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity

Schedule B-11

prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“INHAM Exemption” shall have the meaning given in Section 6.2 hereof.

“Initial Purchasers” shall have the meaning given in the address block of this Agreement.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of more than $2,000,000 of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capital Leases, commitment fees and fees for stand-by letters of credit, the discount with respect to asset securitization agreements and the implied interest component of synthetic leases), all as determined in conformity with Agreement Accounting Principles.

“Inventory” shall have the meaning set forth in the Bank Credit Agreement.

“Issuance Fee” shall have the meaning given in Section 2.2(8)(ii) hereof.

“Issuance Period” shall have the meaning given in Section 2.2(2) hereof.

Schedule B-12

“Investments” means, with respect to any Person, (a) any purchase or other acquisition by that Person of any Debt, Capital Stock or other securities, or of a beneficial interest in any Debt, Capital Stock or other securities, issued by any other Person, (b) any purchase by that Person of all or substantially all of the assets of a business (whether of a division, branch, unit operation, or otherwise) conducted by another Person, and (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Debt to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

“Last Twelve-Month Period” is defined in Section 10.18.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement (other than an operating lease) or Capital Lease, upon or with respect to any property or asset of such Person (including, in the case of stock, shareholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” shall have the meaning set forth in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under the Subsidiary Guaranty or (d) the validity or enforceability of this Agreement, the Notes or the Subsidiary Guaranty.

“Maximum Acquisition Amount” means, for any rolling period of twelve consecutive months, $50,000,000.

“Measurement Period” is defined in Section 10.18.

“Miramar” means Miramar Equipment, Inc., a California corporation.

“Moody’s” shall mean Moody Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“NAIC Annual Statement” shall have the meaning given in Section 6.2 hereof.

Schedule B-13

“Net Income” means, for any period, the net income (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

“Net Proceeds” means with respect to any sale of property or sale or other issuance of any capital stock by any Person an amount equal to the aggregate amount of the Fair Market Value of the consideration received by such Person in respect of such sale or issuance, minus all out-of-pocket costs and expenses actually incurred by such Person in connection with such sale or issuance (but excluding all state, federal and foreign taxes incurred, or to be incurred, by such Person in connection with such sale or issuance).

“Note Documents” means this Agreement, the Notes, the Subsidiary Guaranty and each of the other agreements, documents and instruments executed in connection herewith and therewith or pursuant thereto, each as it may from time to time be amended, modified or supplemented.

“Notes” is defined in Section 1.2.

“OFAC” shall have the meaning given in Section 5.16.

“OFAC Listed Person” shall have the meaning given in Section 5.16.

“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcemtn/ofac/programs/.

“Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability of such Person or any of its Subsidiaries under any financing lease or so-called “synthetic” lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisition” shall have the meaning set forth in Section 10.7 hereof.

“Permitted Existing Contingent Obligations” means the Contingent Obligations of the Company and its Subsidiaries identified as such on Schedule 10.5 to this Agreement.

Schedule B-14

“Permitted Existing Debt” means the Debt of the Company and its Subsidiaries identified as such on Schedule 10.1 to this Agreement.

“Permitted Existing Investments” means the Investments of the Company and its Subsidiaries identified as such on Schedule 10.4 to this Agreement.

“Permitted Existing Liens” means the Liens on assets of the Company and its Subsidiaries identified as such on Schedule 10.3 to this Agreement.

“Permitted Foreign Subsidiary Investment Amount” means $150,000,000.

“Permitted Purchase Money Debt” shall have the meaning set forth in Section 10.1 hereof.

“Permitted Refinancing Debt” means any replacement, renewal, refinancing or extension of any Debt permitted by this Agreement that (a) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Debt being replaced, renewed, refinanced or extended, (b) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Debt being replaced, renewed, refinanced or extended, (c) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Debt being replaced, renewed, refinanced or extended, and (d) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, event of default and remedies) materially less favorable to the Company or to the holders of the Notes than those applicable to the Debt being replaced, renewed, refinanced or extended.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prudential” shall have the meaning given in the address block of this Agreement.

“Prudential Affiliate” shall mean any Affiliate of Prudential.

“PTE” shall have the meaning given in Section 6.2 hereof.

Schedule B-15

“Public Filings” of any Person means each financial statement, notice or proxy statement filed by such Person with the Securities and Exchange Commission and each regular or periodic report, registration statement and prospectus (and all amendments thereto) and all other filings of such Person made with the Securities and Exchange Commission, including, without limitation, Form 10-K, and Form 10-Q.

“Purchasers” shall mean, with respect to the Series E Notes, the Existing Holders, with respect to the Series F Notes, the Series F Purchasers and, with respect to any Accepted Notes, the Prudential Affiliate(s) which are purchasing such Accepted Notes.

“QPAM Exemption” shall have the meaning given in Section 6.2 hereof.

“Qualified Institutional Buyer” means any Person who is a qualified institutional buyer within the meaning of such term as set forth in Rule 144(a)(1) under the Securities Act.

“Regular Dividend” means any regular quarterly dividend on account of any Capital Stock of the Company now or hereafter outstanding declared by the Company consistent with its historic practice prior to the Series F Closing Date.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

“Request for Purchase” shall have the meaning given in Section 2.2(3) hereof.

“Required Holders” means, at any time, the holders of not less than 51% in principal amount of the Notes or Series of Notes, as the context may require, at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

“Rescheduled Closing Date” shall have the meaning given in Section 2.2(7) hereof.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

Schedule B-16

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Capital Stock of the Company now or hereafter outstanding, except a dividend payable solely in the Company’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (b) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock of the Company (other than Disqualified Stock) or any transaction that has a substantially similar effect, (c) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Debt subordinated to the Notes or any transaction that has a substantially similar effect, and (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Debt (other than the Notes) or any Capital Stock of the Company, or any of its Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Debt” means, as of the date of any determination thereof, all Consolidated Debt, other than Subordinated Debt.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” shall have the meaning given in Section 1.2 hereof.

“Series E Note(s)” shall have the meaning given in the Introduction hereto.

“Series F Closing Date” shall have the meaning given in Section 2.1 hereof.

“Series F Note(s)” shall have the meaning given in Section 1.1 hereof.

“Series F Purchasers” shall have the meaning given in the address block of this Agreement.

“Shelf Notes” shall have the meaning given in Section 1.2 hereof.

“Source” shall have the meaning given in Section 6.2 hereof.

“Special Dividend” means any special dividend on account of any Capital Stock of the Company now or hereafter outstanding that is not a Regular Dividend.

“Structuring Fee” shall have the meaning given in Section 2.2(8)(i) hereof.

Schedule B-17

“Subordinated Debt” means all unsecured Debt of the Company which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Debt of the Company (including, without limitation, the obligations of the Company under this Agreement or the Notes).

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary (other than, except to the extent that such Foreign Incorporated Subsidiary is required to enter into the Subsidiary Guaranty pursuant to Section 9.6, any Foreign Incorporated Subsidiary to the extent that the designation of such Foreign Incorporated Subsidiary as a Subsidiary Guarantor would (a) be prohibited by applicable law or (b) cause such Foreign Incorporated Subsidiary’s accumulated earnings and profits to be repatriated to the Company or such Foreign Incorporated Subsidiary’s parent Domestic Incorporated Subsidiary, in each case under Section 956 of the Code (each such Foreign Incorporated Subsidiary, an “Affected Foreign Subsidiary”)).

“Subsidiary Guaranty” is defined in Section 2.3 of this Agreement.

“Total Funded Debt” means, at any time, the aggregate Dollar Amount of Debt of the Company and its Subsidiaries which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

“2003 Note Agreement” means the Note Purchase Agreement, dated December 23, 2003, between the Company and the Purchasers named in the Purchaser Schedule attached thereto, as amended through the date hereof and as further amended from time to time.

“2003 Notes” means the “Notes”, as that term is defined in the Second Amendment to the 2003 Note Agreement dated as of June 11, 2009, as such notes may be further amended from time to time.

“Weighted Average Life to Maturity” means when applied to any Debt at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Debt.

Schedule B-18

EXHIBIT A-1
(to Private Shelf Agreement)

[FORM OF SERIES E NOTE]

SCHAWK, INC.

9.17% SERIES E SENIOR NOTE DUE JANUARY 28, 2012

No. _____	[Date]
$________

FOR VALUE RECEIVED, the undersigned, Schawk, Inc., a corporation organized and existing under the laws of the State of Delaware (herein called the “Company”), hereby promises to pay to ______________________, or registered assigns, the principal sum of _______________ DOLLARS on January 28, 2012, with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the rate of 9.17% per annum (or during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series E Notes, at the Default Rate (as defined below)) from the date hereof, payable quarterly on the 28th day of April, July, October and January in each year, commencing with the April 28, July 28, October 28, or January 28 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.  The “Default Rate” shall mean a rate per annum from time to time equal to the greater of (i) 11.17% or (ii) 2.00% over the rate of interest publicly announced by The Bank of New York from time to time in New York City as its Prime Rate.

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of The Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of January 28, 2005 (herein called the “Agreement”), between the Company, on the one hand, and Prudential Investment Management, Inc., the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat

Exhibit A-1-1

the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

SCHAWK, INC.
By:
Title:

Exhibit A-1-2

EXHIBIT A-2
(to Private Shelf Agreement)

[FORM OF SERIES F NOTE]

SCHAWK, INC.

4.38%  SERIES F SENIOR NOTE DUE JANUARY 27, 2019

No. _____	[Date]
$________

FOR VALUE RECEIVED, the undersigned, Schawk, Inc., a corporation organized and existing under the laws of the State of Delaware (herein called the “Company”), hereby promises to pay to ______________________, or registered assigns, the principal sum of _______________ DOLLARS on January 27, 2019, with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the rate of 4.38% per annum (or during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series F Notes, at the Default Rate (as defined below)) from the date hereof, payable quarterly on the 27th day of April, July, October and January in each year, commencing with the April 27, July 27, October 27, or January 27 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.  The “Default Rate” shall mean a rate per annum from time to time equal to the greater of (i) 6.38% or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York City as its Prime Rate.

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, N.A. in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to an Amended and Restated Note Purchase and Private Shelf Agreement, dated as of January 27, 2012 (herein called the “Agreement”), between the Company, on the one hand, and Prudential Investment Management, Inc., the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name

Exhibit A-2-1

of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

SCHAWK, INC.

By:
Title:

Exhibit A-2-2

EXHIBIT A-3
(to Private Shelf Agreement)

 [FORM OF NOTE]

SCHAWK, INC.

___% SENIOR NOTE DUE _____________

No.
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

FOR VALUE RECEIVED, the undersigned, Schawk, Inc., a corporation organized and existing under the laws of the State of Delaware (herein called the “Company”), hereby promises to pay to ________________________, or registered assigns, the principal sum of ____________________ DOLLARS [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above (or, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Notes at the Default Rate (as defined below)), from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Make-Whole Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.  The “Default Rate” shall mean a rate per annum from time to time equal to the greater of (i) 2.00% over the Interest Rate specified above or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York City as its Prime Rate.

Payments of principal of, interest on and any Make Whole Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, N.A. in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to an Amended and Restated Note Purchase and Private Shelf Agreement, dated as of January 27, 2012 (herein called the “Agreement”), between the Company, on the one hand, and Prudential

Exhibit A-3-1

Investment Management, Inc., the Initial Purchasers named on the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.   Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

[The Company agrees to make required prepayments of principal on the dates and in the amounts specified above or in the Agreement.]  This Note is [also] subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and  payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

SCHAWK, INC.

By:
Title:

Exhibit A-3-2